EXHIBIT 10(v)

FIRST AMENDMENT

TO THE

HANDLEMAN COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(United States)

WHEREAS, Handleman Company (the “Company”) has established and maintains the Handleman Company Supplemental Executive Retirement Plan (the “SERP”) for the benefit of selected key executives; and

WHEREAS, pursuant to Section 5.1 of the SERP, the Company has reserved the right to amend the SERP at any time; and

WHEREAS, the Company is desirous of amending the SERP to insure that benefits are not lost as a result of a participant’s participation in certain other deferred compensation programs offered by the Company.

NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, Section 3.2 of the SERP is hereby amended, effective January 1, 1999, to read as follows:

“3.2 Amount. Subject to Section 3.4 hereof, the SERP Retirement Benefit for an Executive, as of any date, shall be an annual amount equal to the product of the Executive’s total years of Credited Service as of such date, not in excess of thirty (30) years, multiplied by one and one-quarter percent (1.25%) (or such higher percentage as may be designated by the Board as applicable to the Executive, but not to exceed one and one-half percent (1.5%)) of the Executive’s Final Average Compensation, minus his/her Accrued Benefit determined as of such date under the Pension Plan, payable at age sixty-five (65) in the form of a single life annuity. For purposes of determining the amount of the SERP retirement benefit under this Section 3.2, the Executive’s Final Average Compensation shall include any amounts deferred under the Handleman Company Deferred Compensation Plan in any year included in the period for which his/her Final Average Compensation is determined.”

IN WITNESS WHEREOF, the Company hereby adopts this First Amendment to the SERP, effective January 1, 1999, this 3rd day of February, 1999.

HANDLEMAN COMPANY

By:	/s/ Leonard A. Brams
Its:	Senior Vice President/Finance CFO and Secretary